LIVE NATION ENTERTAINMENT REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 10% for the Quarter at Constant Currency to $1.2 Billion
•	AOI Up 7% for the Quarter at Constant Currency to $74 Million
•	Reported Revenue of $1.2 Billion; Operating Loss of $33 Million for the Quarter
•	Concert Ticket Sales for Shows in 2016 Up 10% through April
•	Sponsorship & Advertising Contracted Net Revenue at Constant Currency Up 11% through April
•	Ticketmaster Global GTV at Constant Currency Up 18% through First Quarter
LOS ANGELES – May 3, 2016 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three months ended March 31, 2016.
Live Nation has continued growing its business in 2016, with first quarter revenue up 10% and AOI up 7% on a constant currency basis, with strong operating performance across the three divisions - concerts, advertising and ticketing. More importantly, at four months into the year we have enough information from leading indicators to be confident that we are on track to deliver record top line and bottom line results in 2016 as we continue building global market share in all our businesses.
We have built the industry’s most scalable and unparalleled live platform, connecting over 500 million fans to that magical two-hour event each year. Concerts are the flywheel for our high-margin on-site retail, sponsorship & advertising, and ticketing businesses, and this year will be another step forward in the company delivering strong long-term growth.
Concerts Global Platform Growth
Starting with the concerts business, ticket sales for shows this year are pacing 10% ahead of last year through April 29th, with over 35 million tickets already sold. We continue to be the world’s leading promoter with 21 of the top 25 global tours in 2016, including Beyoncé, Coldplay, Guns N' Roses, Rihanna and Drake, driving a 13% increase in confirmed stadium, arena and amphitheater shows for the year, as of the end of April.
Along with attendance growth, we also expect to continue growing our high-margin on-site revenue this year as we more effectively target specific customer segments with new product offerings, notably at the high end, and with our upgraded Live Nation app that will enable ordering from the seat at many of our amphitheaters.
Festivals continue to have strong appeal for fans and artists and we are leveraging our leadership position with 78 festivals and 7 million fans to build our fan base while also creating a powerful platform for monetizing fans across advertising, on-site sales, and ticketing.

At the same time, we are expanding our global footprint, most recently adding South Africa as the 37th country we promote in, and our acquisition of Founders Entertainment which builds our presence in New York and adds Governors Ball to our global festival portfolio.
Our Artist Nation division continues to attract managers and their artist clients organically and through targeted acquisitions, feeding our concerts business.
Sponsorship & Advertising Delivered Continued Growth
The sponsorship & advertising business continued its strong growth in the first quarter, with revenue up 13% and AOI up 9% on a constant currency basis. Through April, we have sold over 70% of our expected sponsorship and advertising for the year, positioning us for another year of double-digit growth.
As part of this, our contracted online advertising is up 14% through April as we further leverage our ability to integrate ticket-buying behavior with brands' customer data to create more targeted profiling, leading to increased effectiveness of digital buys in music. Our online advertising is also growing from our increased content creation with our 25,000 concerts each year, as we work with a range of distribution partners to extend the live event and drive ad revenue.
And our contracted sponsorship is up 10% through April as more brands see the value from our scale platform of over 60 million fans as an effective way to directly connect with potential customers.
Ticketmaster Marketplace Growing
Ticketmaster continued to build its global marketplace in the first quarter, increasing gross transaction value (GTV) by 18% at constant currency. This growth was led by continued strength in our secondary ticketing GTV, which was up 43% at constant currency, making this quarter the eighth consecutive quarter with growth over 20% in secondary GTV.
Primary ticketing GTV grew by 16% for the quarter at constant currency. The month of February was our largest ever at Ticketmaster, selling over 17 million tickets globally, and during the quarter we had five of the top 20 ticket volume days in the history of Ticketmaster.
We have been able to continue growing our ticketing platform by simultaneously serving our existing venue clients, attracting new clients and developing fan products that increase conversion. Over the past year, we have reinforced our position as the top global ticketing partner for venues and content, adding over 150 new clients to our more than 12 thousand clients.
On the product side, one of our main areas of focus continues to be delivering a great mobile experience for fans buying at Ticketmaster. At this point, our websites are largely mobile responsive ready, and we have continued to upgrade our iOS and Android apps. As a result, we increased our mobile ticket sales by 30% year-on-year, now accounting for 25% of all ticket sales.

During the first quarter we also made major strides in realizing our vision of an open marketplace. We launched our first fully functional API with Bandsintown, enabling fans to directly search Ticketmaster’s inventory and buy tickets without leaving the Bandsintown app. This week we are launching the same functionality with Facebook, both with their app and online, and expect to rapidly scale from there. While still early, initial results show strong conversion uplift.
With Ticketmaster off to a great start over the first four months, in 2016 we expect to continue the profit growth trend of the past several years, with continued opportunity for years to come.
Summary
2016 is on track to be another year of growth and record results for the company. All of the leading indicators for our concerts, sponsorship and ticketing businesses are performing ahead of last year and we expect each of the businesses to deliver revenue, AOI and free cash flow growth this year.
Our results are demonstrating the fundamental strength and growth trajectory of live events and Live Nation’s positioning to deliver long-term profit and cash flow growth.

Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photos: Blake Shelton (Colleen Callahan), Rihanna and Black Sabbath (Getty Images)

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV), or Live Nation, is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, Live Nation Media & Sponsorship and
Artist Nation Management. For additional information, visit investors.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 1st Quarter
(unaudited; $ in millions)

	Q1 2016 Constant Currency	Q1 2015	Growth	Q1 2016 As Reported
Revenue
Concerts	$695.4	$623.2	12%	$681.1
Sponsorship & Advertising	58.8	52.1	13%	57.6
Ticketing	412.5	375.6	10%	405.8
Artist Nation	75.4	77.9	(3%)	75.1
Other & Eliminations	(11.9)	(8.5)	*	(11.9)
	$1,230.2	$1,120.3	10%	$1,207.7

Adjusted Operating Income (Loss)
Concerts	$(14.0)	$(11.7)	(20%)	$(13.3)
Sponsorship & Advertising	31.4	28.9	9%	30.6
Ticketing	83.0	78.3	6%	82.1
Artist Nation	(3.8)	(4.8)	21%	(3.7)
Other & Eliminations	(2.3)	(1.6)	*	(2.3)
Corporate	(20.0)	(19.5)	(3%)	(20.0)
	$74.3	$69.6	7%	$73.4

Operating Income (Loss)
Concerts	$(50.4)	$(42.6)	(18%)	$(49.1)
Sponsorship & Advertising	26.2	26.4	(1%)	25.3
Ticketing	35.4	34.2	4%	35.3
Artist Nation	(17.7)	(16.1)	(10%)	(17.5)
Other & Eliminations	(1.8)	(1.1)	*	(1.7)
Corporate	(25.6)	(24.7)	(4%)	(25.6)
	$(33.9)	$(23.9)	(42%)	$(33.3)
     * percentages are not meaningful

As of March 31, 2016, total cash and cash equivalents were $1.7 billion, which includes $663 million in ticketing client cash and $278 million in free cash. Event-related deferred revenue was $1.2 billion as of March 31, 2016, compared to $919 million as of the same date in 2015. Free cash flow was $9.9 million for the first quarter of 2016 as compared to $25.0 million in the first quarter of last year. We currently expect capital expenditures for the year to be between approximately $170 million and $175 million, with approximately 60% to be revenue generating capital expenditures. In addition, we expect the amortization of nonrecoupable ticketing contract advances for 2016 full year to be in line with the total expensed in 2015.

KEY OPERATING METRICS

	Q1 2016	Q1 2015
Concerts (1)
Estimated events:
North America	3,455	3,437
International	2,419	1,707
Total estimated events	5,874	5,144
Estimated fans (rounded):
North America	4,884,000	5,467,000
International	4,129,000	3,155,000
Total estimated fans	9,013,000	8,622,000
Ticketing (2)
Number of tickets sold (in thousands)	41,216	37,920

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of tickets sold includes primary tickets only. This metric includes tickets sold during the period regardless of event timing except for our own events where our concert promoters control ticketing which are reported as the events occur. The total number of tickets sold reported for the three months ended March 31, 2016 and 2015 excludes approximately 76 million and 72 million, respectively, of tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, for which we do not receive a fee.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)	Q1 2016	Q1 2015
Adjusted operating income	$73.4	$69.6
Less: Cash interest expense — net	(24.8)	(23.4)
Cash taxes	(6.0)	(4.7)
Maintenance capital expenditures	(14.4)	(15.3)
Distributions to noncontrolling interests — net	(15.5)	(3.9)
Distributions from (contributions to) investments in nonconsolidated affiliates	(2.8)	2.7
Free cash flow	$9.9	$25.0
Revenue generating capital expenditures	(10.1)	(10.5)
Net	$(0.2)	$14.5

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	March 31, 2016
Cash and cash equivalents	$1,699.3
Client cash	(663.0)
Deferred revenue — event-related	(1,181.1)
Accrued artist fees	(27.1)
Collections on behalf of others	(24.8)
Prepaid expenses — event-related	474.8
Free cash	$278.1

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding expected attendance and on-site revenue growth for the company’s concerts business in 2016; the anticipated launch of integrated ticketing search and sales functionality with Facebook and other websites and mobile apps and the expected impact on conversion rates; anticipated growth in global market share across the company’s businesses; expected record top line and bottom line results in 2016, with anticipated revenue, adjusted operating income and free cash flow growth in the company’s concerts, sponsorship and ticketing businesses; and the company’s prospects for long-term growth, including profit and cash flow growth. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration arrangements, acquisition-related severance and compensation), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and certain stock-based compensation expense. We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuation.
Free Cash Flow is a non-GAAP financial measure that the company defines as AOI less maintenance capital expenditures, less net cash interest expense, less cash taxes, less net distributions to noncontrolling interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with GAAP. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss) constant currency	Foreign exchange impact	Adjusted operating income (loss) reported	Non-cash and stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Operating income (loss)

	Three Months Ended March 31, 2016

Concerts	$(14.0)	$(0.7)	$(13.3)	$1.9	$—	$31.3	$2.6	$(49.1)
Sponsorship & Advertising	31.4	0.8	30.6	0.3	—	5.0	—	25.3
Ticketing	83.0	0.9	82.1	1.0	—	45.8	—	35.3
Artist Nation	(3.8)	(0.1)	(3.7)	1.2	—	12.5	0.1	(17.5)
Other and Eliminations	(2.3)	—	(2.3)	—	(0.1)	(0.5)	—	(1.7)
Corporate	(20.0)	—	(20.0)	4.5	0.1	0.9	0.1	(25.6)
Total Live Nation	$74.3	$0.9	$73.4	$8.9	$—	$95.0	$2.8	$(33.3)

	Three Months Ended March 31, 2015

Concerts	$(11.7)	$—	$(11.7)	$2.1	$0.2	$29.2	$(0.6)	$(42.6)
Sponsorship & Advertising	28.9	—	28.9	0.5	—	2.0	—	26.4
Ticketing	78.3	—	78.3	0.9	(0.2)	43.3	0.1	34.2
Artist Nation	(4.8)	—	(4.8)	1.3	—	10.0	—	(16.1)
Other and Eliminations	(1.6)	—	(1.6)	—	—	(0.5)	—	(1.1)
Corporate	(19.5)	—	(19.5)	4.8	—	0.5	(0.1)	(24.7)
Total Live Nation	$69.6	$—	$69.6	$9.6	$—	$84.5	$(0.6)	$(23.9)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2016	December 31, 2015
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,699,281	$1,303,125
Accounts receivable, less allowance of $18,411 and $17,168, respectively	480,681	452,600
Prepaid expenses	747,661	496,226
Other current assets	38,631	36,364
Total current assets	2,966,254	2,288,315
Property, plant and equipment
Land, buildings and improvements	841,717	840,032
Computer equipment and capitalized software	502,217	505,233
Furniture and other equipment	241,081	233,271
Construction in progress	65,197	47,684
	1,650,212	1,626,220
Less accumulated depreciation	927,422	894,938
	722,790	731,282
Intangible assets
Definite-lived intangible assets, net	785,301	777,763
Indefinite-lived intangible assets	369,219	369,317
Goodwill	1,619,552	1,604,315
Other long-term assets	464,058	385,249
Total assets	$6,927,174	$6,156,241
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$802,718	$662,941
Accounts payable	76,204	58,607
Accrued expenses	620,142	686,664
Deferred revenue	1,354,101	618,640
Current portion of long-term debt, net	43,990	42,352
Other current liabilities	29,082	32,002
Total current liabilities	2,926,237	2,101,206
Long-term debt, net	1,992,851	2,002,662
Long-term deferred income taxes	204,032	199,472
Other long-term liabilities	135,308	142,267
Commitments and contingent liabilities
Redeemable noncontrolling interests	264,088	263,715
Stockholders’ equity
Common stock	2,023	2,020
Additional paid-in capital	2,423,054	2,428,566
Accumulated deficit	(1,120,919)	(1,075,111)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(112,905)	(111,657)
Total Live Nation stockholders’ equity	1,184,388	1,236,953
Noncontrolling interests	220,270	209,966
Total equity	1,404,658	1,446,919
Total liabilities and equity	$6,927,174	$6,156,241

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands except share and per share data)
Revenue	$1,207,716	$1,120,312
Operating expenses:
Direct operating expenses	784,203	721,289
Selling, general and administrative expenses	336,181	314,545
Depreciation and amortization	94,955	84,541
Loss on disposal of operating assets	25	39
Corporate expenses	24,506	24,360
Acquisition transaction expenses	1,136	(527)
Operating loss	(33,290)	(23,935)
Interest expense	25,432	25,363
Interest income	(556)	(1,565)
Equity in earnings of nonconsolidated affiliates	(592)	(2,980)
Other expense (income), net	(8,547)	21,028
Loss before income taxes	(49,027)	(65,781)
Income tax expense	6,927	745
Net loss	(55,954)	(66,526)
Net loss attributable to noncontrolling interests	(11,436)	(8,247)
Net loss attributable to common stockholders of Live Nation	$(44,518)	$(58,279)

Basic and diluted net loss per common share available to common stockholders of Live Nation	$(0.29)	$(0.31)

Weighted average common shares outstanding:
Basic and diluted	201,696,142	200,155,435

Reconciliation to net loss available to common stockholders of Live Nation:
Net loss attributable to common stockholders of Live Nation	$(44,518)	$(58,279)
Accretion of redeemable noncontrolling interests	(13,336)	(3,889)
Basic and diluted net loss available to common stockholders of Live Nation	$(57,854)	$(62,168)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(55,954)	$(66,526)
Reconciling items:
Depreciation	33,069	32,134
Amortization	61,886	52,407
Deferred income tax expense (benefit)	(1,698)	4,371
Amortization of debt issuance costs, discounts and premium, net	2,591	2,644
Non-cash compensation expense	8,923	9,497
Other, net	4,621	(3,574)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(16,878)	(47,700)
Increase in prepaid expenses and other assets	(305,294)	(210,388)
Increase in accounts payable, accrued expenses and other liabilities	79,094	11,536
Increase in deferred revenue	707,038	563,260
Net cash provided by operating activities	517,398	347,661
CASH FLOWS FROM INVESTING ACTIVITIES
Advances and collections of notes receivable, net	(4,827)	(664)
Investments made in nonconsolidated affiliates	(5,165)	(3,913)
Purchases of property, plant and equipment	(30,681)	(29,365)
Cash paid for acquisitions, net of cash acquired	(43,378)	(15,879)
Other, net	(1,693)	(762)
Net cash used in investing activities	(85,744)	(50,583)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(9,764)	(8,682)
Distributions to noncontrolling interests	(15,462)	(3,858)
Purchases and sales of noncontrolling interests, net	—	(8,302)
Payments for deferred and contingent consideration	(15,678)	(2,000)
Other, net	(12,385)	(1,473)
Net cash used in financing activities	(53,289)	(24,315)
Effect of exchange rate changes on cash and cash equivalents	17,791	(48,134)
Net increase in cash and cash equivalents	396,156	224,629
Cash and cash equivalents at beginning of period	1,303,125	1,382,029
Cash and cash equivalents at end of period	$1,699,281	$1,606,658